EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

July 31, 2012

USEC Reports Second Quarter 2012 Results

•	Net loss of $92.0 million on revenue of $364.8 million
•	Cash flow provided by operations of $162.1 million; Cash balance of $229 million
•	Advanced technology expense of $85.7 million, including non-cash expense related to transfer of centrifuge assets totaling $44.6 million
•	2012 outlook updated on RD&D spending, year-end cash balance

BETHESDA, Md. – USEC Inc. (NYSE:USU) today reported a net loss of $92.0 million or 76 cents per share for the quarter ended June 30, 2012, compared to a net loss of $21.2 million or 18 cents per share for the second quarter of 2011. For the six-month period of 2012, the company reported a net loss of $120.8 million or 99 cents per share compared to a net loss of $37.8 million or 31 cents per share in the same period of 2011.

The largest factor in the net loss for the second quarter of 2012 was advanced technology expense of $85.7 million. This amount includes an expense of $44.6 million related to the title transfer of previously capitalized machinery and equipment to the Department of Energy (DOE) as provided under the cooperative agreement for the research, development and demonstration (RD&D) program for the American Centrifuge technology. Since the fourth quarter of 2011, USEC has expensed all American Centrifuge project costs, including interest expense that previously would have been capitalized. In the second quarter of 2012, interest expense was $12.7 million. Combined, advanced technology and interest expense in the second quarter of 2012 was $64.8 million more than in the same quarter of 2011, partially offset by $10.0 million in other income that represents DOE’s share of the RD&D program beginning June 1, 2012.

 “We made significant progress in the second quarter by securing near-term funding for the RD&D program and putting in place a contract to support one year of continued enrichment operations at the Paducah Gaseous Diffusion Plant,” said John K. Welch, USEC president and chief executive officer. “While the benefits of these achievements on our financial performance for the second quarter were limited, these are significant accomplishments that are important to our longer term success and will positively impact our financial performance over the balance of the year.

“Our spending on American Centrifuge during the first half of the year kept this important project moving forward even as we worked with DOE to fund the RD&D program. Clearly this advanced technology expense had a substantial effect on our financial results, but we believe it was essential to providing a path for the successful commercial deployment of the technology.

“Our updated financial guidance reflects our expectation for better results for the remainder of 2012,” Welch said. “We now expect total revenue of nearly $2 billion and a gross profit of approximately $140 million.  In addition, the cost-share arrangement for spending on the American Centrifuge will significantly offset future expensing of RD&D spending.”

USEC issued a separate news release today providing an update on the American Centrifuge project and the RD&D program.

Revenue

Revenue for the second quarter of 2012 was $364.8 million, a 20 percent decline over the same quarter of 2011. Revenue from the sale of separative work units (SWU) for the quarter was $347.2 million compared to $330.3 million in the same period last year. The volume of SWU sales was virtually unchanged compared to the same quarter of 2011, but the average price billed to customers was 5 percent higher. For the six-month period, revenue in 2012 was $926.3 million, an increase of $91.4 million or 11 percent compared to the same period in 2011.  Revenue from the sale of uranium was $3.6 million in both the second quarter and six-month period of 2012 compared to $81.8 million in the first half of 2011. Most of our inventories of uranium available for sale have been sold in prior years, and we expect this trend of significantly lower uranium revenue to continue.

Revenue from the contract services segment was $14.0 million in the second quarter and $37.6 million in the six-month period of 2012 compared to $56.3 million and $114.3 million in the respective periods of 2011. The decrease was due to a 98 percent reduction in contract services revenue at the Portsmouth site as work was transferred to a decontamination and decommissioning contractor for DOE over the course of 2011. Revenue in the segment is now dominated by our subsidiary NAC. Revenue by NAC decreased $3.6 million in the three-month period and increased $8.3 million in the six-month period primarily as a result of timing in sales related to NAC’s dry cask storage systems.

In a number of sales transactions, USEC transfers title and collects cash from customers but does not recognize the revenue until the low enriched uranium (LEU) is physically delivered.  At June 30, 2012, deferred revenue totaled $139.4 million compared to $146.8 million at March 31, 2012. The gross profit associated with deferred revenue as of June 30, 2012, was $8.6 million.

A majority of reactors served by USEC are refueled on an 18-to-24-month cycle, which can lead to significant quarterly and annual swings in SWU sales volume that reflects the mix of refueling cycles.  Therefore, short-term comparisons of USEC’s financial results are not necessarily indicative of longer-term results.

Cost of Sales and Gross Profit Margin

Cost of sales for the quarter ended June 30, 2012, for SWU and uranium was $340.4 million, a decrease of $28.2 million compared to the same quarter in 2011, primarily due to lower uranium sales volumes, partially offset by higher unit SWU costs. Cost of sales for the segment increased $165.8 million in the six months ended June 30, 2012, compared to the corresponding period in 2011, primarily due to higher SWU sales volumes, partially offset by lower uranium sales volumes. Cost of sales per SWU was 4 percent higher in the second quarter and was flat for the six months ended June 30, 2012, compared to the corresponding periods in 2011. Cost of sales was reduced during the current periods for revisions to prior accrued amounts related to estimated disposal costs for depleted uranium and property taxes and power prepayments related to enrichment operations. These accrued estimated amounts had been previously included in our production costs and included in SWU inventory. In addition, prior to the start of 2012, a significant portion of the costs related to pension and postretirement health and life benefit plans were attributed to Portsmouth contract services, based on the employee base performing contract services work. Starting in 2012, ongoing pension costs related to our former Portsmouth employees are charged to the LEU segment rather than the contract services segment based on our continuing enrichment operations that support our active and retired employees. Excluding the effects of these items, cost of sales per SWU was approximately 2 percent higher in the six months ended June 30, 2012, compared to the corresponding period in 2011.

Production costs increased $26.2 million, or 15 percent, in the second quarter and $29.4 million in the six-month period compared to the corresponding periods of 2011. Production volume increased 20 percent and 11 percent in the three- and six-month periods, respectively, as USEC purchased supplemental power during 2012 from the Tennessee Valley Authority (TVA) that had been deferred from 2011 due to regional flood conditions.  The average cost per megawatt hour decreased 1 percent in the first half of 2012 compared to the corresponding period of 2011, reflecting lower TVA fuel cost adjustments, partially offset by the fixed, annual increase in the TVA contract price. The unit production cost declined 3 percent in the six-month period reflecting the lower impact of fixed costs on increased production volumes.

We purchase approximately 5.5 million SWU per year under the Megatons to Megawatts program, and the purchase costs for the SWU component of LEU under the program declined $4.1 million in the six-month period compared to the corresponding period of 2011, reflecting reduced volume due to the timing of deliveries, partially offset by a 2 percent increase in the market-based unit purchase cost.

Cost of sales for contract services was $33.6 million in the six-month period, a decrease of $78.4 million over the same period last year, reflecting the transition of contract services work at the Portsmouth site to DOE’s decontamination and decommissioning contractor.

The gross profit for the second quarter was $12.3 million compared to $33.2 million in the same quarter last year. In the six-month period, the gross profit was $51.1 million compared to $47.1 million in the same period of 2011. The gross profit margin for the six-month period of 2012 period was 5.5 percent compared to 5.6 percent in the same period of 2011.  Gross profit for the LEU segment increased $2.3 million in the six-month period due to higher SWU unit gross profits and sales volumes, partially offset by lower uranium sales volumes. Gross profit for the contract services segment increased $1.7 million in the 2012 six-month period reflecting increased gross profit for NAC.

Advanced Technology, Other Income, Special Charges and Interest

Advanced technology expense, primarily related to the demonstration of the American Centrifuge technology, was $85.7 million in the second quarter compared to $33.5 million in the second quarter of 2011. This increase of $52.2 million primarily reflects an expense of $44.6 million related to the title transfer of previously capitalized American Centrifuge machinery and equipment to DOE as provided in the cooperative agreement entered into with DOE for the RD&D program.  As previously noted, beginning in the fourth quarter 2011, all American Centrifuge project costs incurred have been expensed. Capitalization of expenditures related to the American Centrifuge project has ceased until commercial plant deployment resumes.

Advanced technology expense includes expenses by NAC to develop and expand its MAGNASTOR™ storage and transportation technology of $0.4 million during the six-month period of 2012 compared to $0.7 million in the same period of 2011.

USEC entered into a cooperative agreement with DOE in June 2012 for pro-rata cost sharing support for continued American Centrifuge activities with a total estimated spending in the initial phase of $33.1 million. DOE made the $26.4 million available by taking the disposal obligation for a specific quantity of depleted uranium from USEC, which will release encumbered funds for investment in the American Centrifuge technology that we had otherwise committed to future depleted uranium disposition obligations. As of June 30, 2012, USEC made qualifying American Centrifuge expenditures of $12.5 million. DOE’s pro-rata share of 80 percent, or $10.0 million, is recognized as other income in the three and six-month periods.

Selling, general and administrative expenses in the six-month period of 2012 were $29.7 million, a decrease of $2.5 million over the same period in 2011, reflecting lower salary, employee benefit and other compensation costs and lower consulting costs.

USEC’s business is in a state of significant transition, and in early 2012 we initiated an internal review of our organizational structure. We engaged a management consulting firm to support this review, and costs for the management consulting firm and other advisors totaled $1.5 million in the second quarter of 2012 and $6.0 million in the six months.

Initial actions taken related to our organizational structure resulted in workforce reductions at our American Centrifuge design and engineering operations in Oak Ridge, Tenn., the central services operations located in Piketon, Ohio, and at our headquarters operations located in Bethesda, Md. The reductions to-date involved 45 employees, including two senior corporate officers. A charge of $1.9 million was incurred in the first quarter of 2012 and $1.7 million in the second quarter of 2012 for one-time termination benefits consisting of severance payments, short-term health care coverage and immediate vesting of restricted stock for certain employees. Additional actions affecting employees to align the organization with our evolving business environment are expected.

Interest expense increased $12.6 million in the three months and $25.3 million in the six months ended June 30, 2012, compared to the corresponding periods in 2011.  As noted above, all American Centrifuge related project costs incurred have been expensed, including interest expense that previously would have been capitalized. For comparison, in the three and six months ended June 30, 2011, interest costs of $10.6 million and $21.6 million were capitalized, respectively. Interest expense in the first quarter of 2012 included $1.4 million of previously deferred financing costs related to the former credit facility that were expensed in connection with the amended and restated credit facility obtained in March 2012.

Cash Flow

At June 30, 2012, USEC had a cash balance of $229.0 million compared to $72.3 million at March 31, 2012. Cash flow provided by operations in the six-month period of 2012 was $162.1 million compared to cash flow provided by operations of $285.6 million in the same period last year.  Inventories declined $340.3 million in the six-month period due to monetization of inventory produced in the prior year.  Payment of the Russian Contract payables balance of $65.2 million, due to the timing of deliveries, was a significant use of cash flow in the six months ended June 30, 2012.  Capital expenditures were significantly reduced due to our decision to expense all costs related to the American Centrifuge project. In the same period of 2011, capital expenditures totaled $91.0 million. Cash collateral deposits of $43.8 million were returned to us in June 2012 in connection with the modification of surety bonds following the decrease in accrued depleted uranium disposition in the first quarter associated with the March 2012 uranium transfer agreement with DOE. Cash payments of $9.8 million were made for financing costs.

2012 Outlook Update

On June 27, 2012, USEC provided an update to its financial outlook for 2012. We are providing a further update to our 2012 outlook and additional details specifically related to the RD&D program. During the second quarter of 2012, we signed agreements with DOE and others that have enabled us to provide an updated view of financial projections for the remainder of the year. In May, USEC entered into a multi-party arrangement with Energy Northwest, the Bonneville Power Administration, the Tennessee Valley Authority and DOE to extend uranium enrichment operations at the Paducah, Ky. plant.  In June, we also entered into an agreement with DOE regarding a two-year, cooperative research, development and demonstration program for the American Centrifuge technology.  The RD&D program includes an 80 percent DOE and 20 percent USEC cost-sharing of expenses with a total estimated cost of $350 million. This agreement will be incrementally funded, and to date, DOE funding is limited to $87.7 million.

Under the Paducah agreement, Energy Northwest is providing USEC with approximately 9,000 metric tons of high-assay depleted uranium. USEC will enrich the depleted uranium tails to make about 480 metric tons of LEU. The program, combined with other USEC commercial obligations, will require approximately 5 million SWU. Production of the LEU, which began in early June, will take about 12 months.  The overall tails disposal liability of the U.S. government will be reduced as a result of the agreement and subsequent processing.

USEC’s guidance in the first quarter of 2012 did not assume Paducah operations beyond May 31, 2012, and included an expectation that 2012 SWU deliveries would be roughly equivalent to 2011 deliveries. As a result of the new contract, USEC expects to increase SWU deliveries in 2012 by approximately 30 percent compared to last year and roughly equal to the volume of SWU sold in 2009.  Revenue from the sale of SWU is expected to be approximately $1.8 billion, an increase of $300 million to $400 million over first quarter guidance. We anticipate the average price per SWU billed to customers will increase 5 percent compared to 2011. Uranium revenue in 2012 is expected to be less than $50 million, subject to timing of sales, which is $80 million less than in 2011.

Guidance for the contract services segment is unchanged. Contract services work for DOE at the former Portsmouth GDP was completed in September 2011, and revenue for the segment is expected to decline significantly in 2012. In prior years, contract work at Portsmouth represented approximately three-quarters of revenue for the contract services segment. USEC subsidiary NAC will represent a majority of revenue for the segment going forward, and we expect annual revenue for contract services in 2012 of approximately $85 million.

Total revenue is expected to be approximately $1.95 billion.  Based on our view of revenue and expense, we expect to earn a gross profit of approximately $140 million, reflecting a gross profit margin in 2012 of approximately 7 percent, compared to 5 percent in 2011.

Below the gross profit line, we will have significant expenses related to the American Centrifuge project. Beginning in the fourth quarter of 2011, all project costs incurred have been expensed, including interest expense that previously would have been capitalized. We will expense cost under the RD&D program as incurred. We expect advanced technology expense and the transfer of certain assets to DOE valued at $44.6 million to total approximately $250 million in 2012, with about half of that amount having been expensed prior to the start of the RD&D program in June. Interest expense that previously would have been capitalized is expected to be approximately $40 million. Under the 80/20 cost share with DOE for the RD&D program, we expect to report Other Income of approximately $105 million for 2012.  This assumes additional funding is authorized in addition to the $87.7 million authorized to date.

We have undertaken a review to align our organization with our evolving business environment and to reduce the size of our workforce over time. The recent agreements regarding the RD&D program and a 12-month extension of Paducah enrichment operations will stretch out the time period for additional workforce reductions. Further workforce reductions would require us to take additional charges for one-time employee termination benefits. We expect our SG&A expense to be approximately $58 million in 2012, a $4 million reduction from 2011, as our financial results begin to reflect the benefit of reductions in corporate expenses.

Although we expect to earn a gross profit of approximately $140 million, advanced technology expense, interest expense, and special charges are expected to result in loss for the full year 2012 of approximately $100 million.  However, we expect to report cash flow from operations of approximately $30 million and to end the year with a cash balance of approximately $200 million without outstanding loans on the revolving portion of our credit facility, although we will have issued letters of credit. Looking to 2013, we expect the volume of SWU sold will decline by approximately one-third.

Our financial guidance is subject to a number of assumptions and uncertainties that could affect results. Variations from our expectations could cause substantial differences between our guidance and ultimate results. Among the factors that could affect our results are:

•	Movement and timing of customer orders;

•	Changes to SWU and uranium price indicators, and changes in inflation that can affect the price of SWU billed to customers;

•	The pace and number of nuclear power reactors in Japan that are restarted following extensive safety inspections;

•	Availability of funding for and continuance of the RD&D program;

•	Our ability to complete the contract with Energy Northwest to enrich depleted uranium; and

•	Potential acceleration of expenses and depreciation and other costs that may be triggered by decisions with respect to the continuation of Paducah enrichment operations beyond May 2013.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel and nuclear industry related services for commercial nuclear power plants.

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Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 – that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: risks related to the ongoing transition of our business, including uncertainty regarding the transition of the Paducah gaseous diffusion plant and uncertainty regarding continued funding for the American Centrifuge project and the impact of decisions we may make in the near term on our business and prospects; our dependency on the multi-party arrangement with Energy Northwest, the Bonneville Power Administration, the Tennessee Valley Authority and the U.S. Department of Energy (“DOE”) to support continued enrichment operations at the Paducah gaseous diffusion plant; risks related to Energy Northwest obtaining the financing needed to complete the multi-party arrangement and the potential for termination of the agreement if such financing is not secured on terms acceptable to Energy Northwest; risks related to the performance of each of the parties under the multi-party arrangement, including the obligations of DOE to timely deliver depleted uranium to Energy Northwest; the impact of the March 2011 earthquake and tsunami in Japan on the nuclear industry and on our business, results of operations and prospects;  the impact and potential duration of the current supply/demand imbalance in the market for low enriched uranium; the potential impacts of a decision to cease enrichment operations at Paducah; uncertainty regarding the timing, amount and availability of additional funding for the research, development and demonstration (“RD&D”) program and the dependency of government funding on Congressional appropriations; restrictions in our credit facility on our spending on the American Centrifuge project and the potential for us to demobilize the project;  limitations on our ability to provide any required cost sharing under the RD&D program; the ultimate success of efforts to obtain a DOE loan guarantee and other financing for the American Centrifuge project, including the ability through the RD&D program or otherwise to address the concerns raised by DOE with respect to the financial and project execution depth of the project, and the timing and terms thereof; potential changes in our anticipated ownership of or role in the American Centrifuge project; the impact of actions we have taken or may take to reduce spending on the American Centrifuge project, including the potential loss of key suppliers and employees, and impacts to cost and schedule; the impact of delays in the American Centrifuge project and uncertainty regarding our ability to remobilize the project; the potential for DOE to seek to exercise its remedies under the June 2002 DOE-USEC agreement; risks related to the completion of the remaining two phases of the three-phased strategic investment by Toshiba Corporation (“Toshiba”) and Babcock & Wilcox Investment Company (“B&W”), including the potential for immediate termination of the securities purchase agreement governing their investments; changes in U.S. government priorities and the availability of government funding, including loan guarantees; uncertainty regarding the continued capitalization of certain assets related to the American Centrifuge Plant and the impact of a potential impairment of these assets on our results of operations; our ability to extend, renew or replace our credit facility that matures on May 31, 2013 and the impact of a failure to timely renew on our ability to continue as a going concern; restrictions in our credit facility that may impact our operating and financial flexibility; our ability to actively manage and enhance our liquidity and working capital and the potential adverse consequences of any actions taken on the long term value of our ongoing operations; our dependence on deliveries of LEU from Russia under a commercial agreement (the “Russian Contract”) with a Russian government entity known as Techsnabexport (“TENEX”) and on a single production facility and the potential for us to cease commercial enrichment of uranium in the event of a decision to shut down Paducah enrichment operations; limitations on our ability to import the Russian LEU we buy under the new supply agreement into the United States and other countries; our inability under many existing long-term contracts to directly pass on to customers increases in our costs; the decrease or elimination of duties charged on imports of foreign-produced low enriched uranium; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; movement and timing of customer orders; changes to, or termination of, our contracts with the U.S. government, risks related to delays in payment for our contract services work performed for DOE; our subsidiary NAC may not perform as expected; the impact of government regulation by DOE and the U.S. Nuclear Regulatory Commission; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the impact of volatile financial market conditions on our business, liquidity, prospects, pension assets and credit and insurance facilities; risks related to the underfunding of our defined benefit pension plans and the impact of the potential requirement to accelerate the funding of these obligations on our liquidity; the impact of a potential de-listing of our common stock on the NYSE; the impact of potential changes in the ownership of our stock on our ability to realize the value of our deferred tax benefits; the timing of recognition of previously deferred revenue; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.usec.com. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. We do not undertake to update our forward-looking statements to reflect events or circumstances that may arise after the date of this news release except as required by law.

Contacts:

Investors:                Steven Wingfield  (301) 564-3354

Media:                      Paul Jacobson  (301) 564-3399

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue:
Separative work units	$347.2	$330.3	$885.1	$638.8
Uranium	3.6	67.8	3.6	81.8
Contract services	14.0	56.3	37.6	114.3
Total Revenue	364.8	454.4	926.3	834.9
Cost of Sales:
Separative work units and uranium	340.4	368.6	841.6	675.8
Contract services	12.1	52.6	33.6	112.0
Total Cost of Sales	352.5	421.2	875.2	787.8
Gross profit	12.3	33.2	51.1	47.1
Advanced technology costs	85.7	33.5	122.5	60.2
Selling, general and administrative	14.8	16.7	29.7	32.2
Special charge for workforce reductions and advisory costs	3.2	-	9.6	-
Other (income)	(10.0)	-	(10.0)	(3.7)
Operating (loss)	(81.4)	(17.0)	(100.7)	(41.6)
Interest expense	12.7	0.1	25.4	0.1
Interest (income)	(0.1)	(0.1)	(0.2)	(0.3)
(Loss) before income taxes	(94.0)	(17.0)	(125.9)	(41.4)
Provision (benefit) for income taxes	(2.0)	4.2	(5.1)	(3.6)
Net (loss)	$(92.0)	$(21.2)	$(120.8)	$(37.8)
Net (loss) per share – basic	$(.76)	$(.18)	$(.99)	$(.31)
Net (loss) per share – diluted	$(.76)	$(.18)	$(.99)	$(.31)
Weighted-average number of shares outstanding:
Basic	121.7	121.1	122.0	120.3
Diluted	121.7	121.1	122.0	120.3

USEC Inc.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
(millions)

	June 30, 2012	December 31, 2011
ASSETS
Current Assets
Cash and cash equivalents	$229.0	$37.6
Accounts receivable, net	173.4	162.0
Inventories	1,924.4	1,752.0
Deferred costs associated with deferred revenue	130.8	175.5
Other current assets	67.2	64.8
Total Current Assets	2,524.8	2,191.9
Property, Plant and Equipment, net	1,130.6	1,187.1
Other Long-Term Assets
Deposits for surety bonds	107.5	151.3
Deferred financing costs, net	11.2	12.2
Goodwill	6.8	6.8
Total Other Long-Term Assets	125.5	170.3
Total Assets	$3,780.9	$3,549.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$111.3	$120.1
Payables under Russian Contract	141.7	206.9
Inventories owed to customers and suppliers	1,382.8	870.1
Deferred revenue and advances from customers	178.9	205.2
Credit facility term loan	85.0	85.0
Convertible preferred stock	94.4	88.6
Total Current Liabilities	1,994.1	1,575.9
Long-Term Debt	530.0	530.0
Other Long-Term Liabilities
Depleted uranium disposition	71.7	145.2
Postretirement health and life benefit obligations	213.2	207.8
Pension benefit liabilities	252.5	258.3
Other liabilities	76.8	79.7
Total Other Long-Term Liabilities	614.2	691.0
Stockholders’ Equity	642.6	752.4
Total Liabilities and Stockholders’ Equity	$3,780.9	$3,549.3

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
(millions)
	Six Months Ended June 30,
	2012	2011
Cash Flows from Operating Activities
Net (loss)	$(120.8)	$(37.8)
Adjustments to reconcile net (loss) to net cash provided byoperating activities:
Depreciation and amortization	19.5	30.2
Transfer of machinery and equipment to U.S. Department of Energy	44.6	-
Deferred income taxes	(4.6)	7.3
Other non-cash income on release of disposal obligation	(10.0)	(0.6)
Capitalized convertible preferred stock dividends paid-in-kind	5.8	5.1
Gain on extinguishment of convertible senior notes	-	(3.1)
Changes in operating assets and liabilities:
Accounts receivable – (increase) decrease	(11.4)	174.6
Inventories, net – decrease	340.3	173.9
Payables under Russian Contract – (decrease)	(65.2)	(56.0)
Deferred revenue, net of deferred costs – increase	27.1	10.2
Accrued depleted uranium disposition – increase (decrease)	(73.5)	9.9
Accounts payable and other liabilities – increase (decrease)	3.6	(8.2)
Other, net	6.7	(19.9)
Net Cash Provided by Operating Activities	162.1	285.6

Cash Flows Provided by (Used in) Investing Activities
Capital expenditures	(4.1)	(91.0)
Deposits for surety bonds - decrease	43.8	-
Net Cash Provided by (Used in) Investing Activities	39.7	(91.0)

Cash Flows Used in Financing Activities
Borrowings under revolving credit facility	123.6	-
Repayments under revolving credit facility	(123.6)	-
Payments for deferred financing costs	(9.8)	(3.7)
Common stock issued (purchased), net	(0.6)	(1.7)
Net Cash (Used in) Financing Activities	(10.4)	(5.4)
Net Increase	191.4	189.2
Cash and Cash Equivalents at Beginning of Period	37.6	151.0
Cash and Cash Equivalents at End of Period	$229.0	$340.2
Supplemental Cash Flow Information:
Interest paid, net of amount capitalized	$13.2	$-
Income taxes paid, net of refunds	0.5	2.1